Exhibit 99.1

REPAY Announces Departure of Co-Founder and President Shaler Alias

ATLANTA--(BUSINESS WIRE)—February 12, 2026-- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY” or the “Company”), a leading provider of integrated payment processing solutions, today announced that Shaler Alias will depart REPAY effective February 27, 2026 as part of a mutual and amicable transition. Mr. Alias will also step down from REPAY’s Board of Directors at that time.

Mr. Alias co-founded REPAY in 2006 alongside Chief Executive Officer John Morris and has served as President since 2008. During his tenure, Mr. Alias played a central role in shaping REPAY’s strategy, culture and growth.

REPAY does not plan to fill the President role at this time. Mr. Morris and the existing executive leadership team will continue to oversee the Company’s day-to-day operations and strategic initiatives.

“Shaler has been a foundational partner in building REPAY from its first day into the company it is today,” said John Morris, Chief Executive Officer of REPAY. “His leadership, energy and commitment to our mission have left an enduring mark on the organization. On behalf of the entire company and the Board, I want to thank Shaler for his contributions and his friendship, and I wish him the very best in his next chapter.”

“Co-founding and helping lead REPAY over the past two decades has been the absolute greatest privilege of my professional life,” said Shaler Alias. “I’m incredibly proud of what we’ve built together and deeply grateful to John Morris, our executive leadership team and the many talented people who make REPAY what it is today. I’m also especially thankful for the early support of my father, Fred Alias, who helped make our founding and early success possible. I believe that REPAY is well-positioned for long-term success, and I expect to remain invested as a stockholder in the Company. As I step away from my formal roles, I look forward to spending more time with my family and devoting greater focus to personal investments and philanthropic pursuits.”

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for clients, while enhancing the overall experience for consumers and businesses.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about REPAY’s expectations with respect to the announced leadership changes. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond REPAY’s control, including, without limitation, the factors described in REPAY’s reports filed with the U.S. Securities and Exchange Commission. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information.

Contacts

Investor Relations for REPAY:
ir@repay.com

Media Relations for REPAY:
Kristen Hoyman
khoyman@repay.com

Source: Repay Holdings Corporation